Exhibit 10.2

                                  iParty Corp.

                                  June 7, 2007

    Written Summary of Renewed One-Year Part-time Consulting Arrangement with
                                Mr. Vassalluzzo


     iParty Corp. shall renew its engagement of Joseph Vassalluzzo to provide consulting services on a part-time basis over a one-year period beginning on June 7, 2007 (the date of termination of the prior year's arrangement) to iParty's senior management, in particular iParty's Chairman and CEO, Sal Perisano, with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate. Such services shall on occasion require Mr. Vassalluzzo's presence at iParty's corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida. On or before the end of the one-year period commencing on June 7, 2007, iParty Corp. shall pay Mr. Vassalluzzo one or more payments not to exceed $60,000 cash for services rendered over the one-year period beginning on June 7, 2007, with such services to be earned at a rate of $5,000 per month.